Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES THIRD QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – October 20th, 2021 - Covenant Logistics Group, Inc.  (NASDAQ/GS: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the third quarter ended September 30, 2021.  The Company’s live conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Thursday, October 21st, 2021.

Chairman and Chief Executive Officer, David R. Parker, commented: “We were pleased to report third quarter earnings of $0.97 per share and non-GAAP adjusted earnings of $1.02 per share (1), the highest earnings for any quarter in the Company’s history.  Based on our current run-rate, we expect to generate over $1 billion in revenue and the highest annual earnings per share in our history during 2021. Despite these achievements, we remain focused on further improving our profitability, particularly in our Dedicated segment, which fell short of our expectations for the quarter.

“In the third quarter we experienced the continuation of an exceptionally strong freight market resulting from growing economic activity, low inventories, and supply chain disruptions, accompanied by constrained capacity due to an intensifying national driver shortage. These conditions have continued into the fourth quarter.

“From a segment standpoint, our Expedited and Managed Freight service offerings have continued to exceed our expectations through improvements in equipment utilization, rates and an exceptionally strong spot rate market. Our Dedicated segment fell short of our expectations by failing to improve sequentially from the second quarter. Although we have been successful in securing improved rates within this segment, the continuation of supply chain disruptions with certain of our key customers along with inflation in cost per mile prevented us from achieving the desired improvements to profitability.  We are continuing to address these issues with our customers through contract revisions and have given exit notice to certain customers where our efforts have been unsuccessful.  We have a robust pipeline of opportunities for our Dedicated service offering and will continue to transition business to new customers in instances where we are unable to come to terms with existing customers. We expect sequential incremental improvement in our Dedicated service offering’s operating margin in the fourth quarter of 2021.  Our Warehousing service offering fell short of our expectations from a profitability perspective as well.  Building rent on a newly leased facility and increased labor costs resulting from the resurgence of the COVID-19 pandemic in the third quarter were the primary drivers of the decline in profitability.  Going forward, we expect to partially offset these costs with new business and rate increases.

We are also pleased to report that Transport Enterprise Leasing, our 49% equity method investment, has exceeded our expectations this quarter, contributing $3.2 million to our consolidated pre-tax net income and pre-tax adjusted net income of $3.2 million, or $0.14 per share, compared to $1.2 million, or $0.05 per share, in the 2020 quarter.”

A summary of our third quarter financial performance:

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s, except per share information)	2021	2020	2021	2020
Total Revenue	$274,561	$210,830	$751,775	$613,333
Freight Revenue, Excludes Fuel Surcharge	$250,255	$196,217	$682,891	$565,362
Operating Income (Loss)	$20,083	$6,811	$48,925	$(23,594)
Adjusted Operating Income (1)	$21,235	$13,410	$52,381	$13,631
Operating Ratio	92.7%	96.8%	93.5%	103.8%
Adjusted Operating Ratio (1)	91.5%	93.2%	92.3%	97.6%
Net Income (Loss)	$16,442	$7,501	$42,999	$(17,055)
Adjusted Net Income (1)	$17,274	$9,646	$43,118	$8,404
Earnings (Loss) per Diluted Share	$0.97	$0.43	$2.52	$(0.98)
Adjusted Earnings per Diluted Share (1)	$1.02	$0.56	$2.53	$0.47

(1) Represents non-GAAP measures.

Truckload Operating Data and Statistics
	Three Months Ended September 30,		Nine Months Ended September 30,
($000s, except statistical information)	2021	2020	2021	2020
Combined Truckload
Total Revenue	$168,766	$149,514	$491,930	$463,180
Freight Revenue, excludes Fuel Surcharge	$144,658	$135,011	$423,543	$415,567
Operating Income (Loss)	$10,405	$3,447	$24,850	$(25,641)
Adj. Operating Income (Loss) (1)	$11,006	$9,495	$26,653	$6,801
Operating Ratio	93.8%	97.7%	94.9%	105.5%
Adj. Operating Ratio (1)	92.4%	93.0%	93.7%	98.4%
Average Freight Revenue per Tractor per Week	$4,644	$4,065	$4,438	$3,823
Average Freight Revenue per Total Mile	$2.16	$1.83	$2.02	$1.83
Average Miles per Tractor per Period	28,240	29,223	85,609	81,775
Weighted Average Tractors for Period	2,370	2,527	2,447	2,777

Expedited
Total Revenue	$85,289	$78,410	$251,139	$244,347
Freight Revenue, excludes Fuel Surcharge	$72,959	$71,730	$217,568	$222,036
Operating Income (Loss)	$11,064	$2,521	$27,479	$(11,845)
Adj. Operating Income (Loss) (1)	$11,064	$5,692	$27,479	$4,588
Operating Ratio	87.0%	96.8%	89.1%	104.8%
Adj. Operating Ratio (1)	84.8%	92.1%	87.4%	97.9%
Average Freight Revenue per Tractor per Week	$6,672	$5,524	$6,479	$4,857
Average Freight Revenue per Total Mile	$2.02	$1.78	$1.94	$1.80
Average Miles per Tractor per Period	43,306	40,773	130,119	105,378
Weighted Average Tractors for Period	832	988	861	1,168

Dedicated
Total Revenue	$83,477	$71,104	$240,791	$218,833
Freight Revenue, excludes Fuel Surcharge	$71,699	$63,281	$205,975	$193,531
Operating Income (Loss)	$(659)	$926	$(2,629)	$(13,796)
Adj. Operating Income (Loss) (1)	$(58)	$3,803	$(826)	$2,213
Operating Ratio	100.8%	98.7%	101.1%	106.3%
Adj. Operating Ratio (1)	100.1%	94.0%	100.4%	98.9%
Average Freight Revenue per Tractor per Week	$3,547	$3,129	$3,330	$3,073
Average Freight Revenue per Total Mile	$2.32	$1.89	$2.11	$1.86
Average Miles per Tractor per Period	20,090	21,809	61,446	64,641
Weighted Average Tractors for Period	1,538	1,539	1,586	1,609

(1) Represents non-GAAP measures.

Combined Truckload Revenue
Mr. Parker commented on truckload operations, “For the quarter, total revenue in our truckload operations increased 12.9%, to $168.8 million, compared to 2020. The revenue increase consisted of $9.6 million higher freight revenue and $9.6 million higher fuel surcharge revenue. The increase in freight revenue primarily related to a 14.2% increase in average freight revenue per truck, offset by a 6.2% decrease in the average operating fleet size that has resulted from the constraints of an extremely tight driver market.  The increase in average freight revenue per truck for the third quarter of 2021, was a result of an increase in average freight revenue per total mile of 18.0%, offset with a decrease in average miles per truck of 3.4% compared to the prior year period.”

Expedited Truckload Revenue
Mr. Parker added, “In our Expedited segment, average total tractors decreased by 156 units or 15.8% to 832, compared to 988 in the prior year quarter. Freight revenue in our Expedited segment increased $1.2 million, or 1.7%. Average freight revenue per tractor increased 20.8% due to an increase of 24 cents per total mile, or 13.7%, in average freight revenue per total mile, along with a 6.2% increase in utilization.

Dedicated Truckload Revenue
“For the quarter, freight revenue in our Dedicated segment increased $8.4 million, or 13.3%. Average Dedicated tractor count stayed roughly flat at 1,538, compared to 1,539 in the prior year quarter.  Average freight revenue per tractor increased 13.4% due to an increase in average freight revenue per total mile of 44 cents, or 23.1%, offset by a 7.9% decrease in utilization.”

Combined Truckload Operating Expenses

Mr. Parker continued, “Our truckload operating cost per total mile increased 39 cents on a GAAP basis, largely due to increases in salaries, wages and related expense, fuel and operations and maintenance expense.  On a non-GAAP or adjusted basis, operating expenses per total mile increased 30 cents.  The differences between GAAP and non-GAAP operating costs includes adjustments to offset fuel expense with fuel surcharge revenue and to exclude the expense associated with the amortization of intangible assets.

“Salaries, wages and related expense increased year-over-year $6.3 million on an absolute basis.  On a cents per total mile basis salaries, wages and related expense increased 19 cents. Driver pay increased $5.3 million, or 13 cents per total mile due to significant increases implemented across both our expedited and dedicated fleets.  Non-driver compensation increased $1.2 million, or 4 cents per total mile due to increased shop wages and incentive compensation associated with the favorable results of the business. Other personnel related costs such as 401(k), payroll taxes and employee benefits contributed to the remaining portion of the increase for the category. Driver compensation headwinds are expected to continue for the foreseeable future as a result of the tight driver market being experienced across our industry.

“Operations and maintenance related expense increased year-over-year by $3.0 million, or 6 cents per total mile, compared to the 2020 quarter primarily due to increased costs of recruitment and onboarding activities and increased costs of parts and maintenance activities. We incurred an additional $1.7 million in costs related to the recruitment and onboarding of drivers when compared to the prior year quarter. Part and maintenance costs increased approximately $1.0 million when compared to the prior year quarter.

“Insurance and claims expenses increased $2.2 million, or 4 cents per total mile, to 16 cents per total mile in the third quarter of 2021 versus 12 cents per total mile in the third quarter of 2020.  Insurance costs in the third quarter of 2021 were negatively impacted by the unfavorable development of a small number of larger claims.  Going forward, we expect this cost category to be volatile with the increased retention amount from $1 million in the 2020 period to $3 million in the current year.

Managed Freight Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s)	2021	2020	2021	2020
Freight Revenue	$90,072	$47,595	$213,104	$112,695
Operating Income (Loss)	$9,251	$2,079	$21,510	$(893)
Adj. Operating Income (1)	$9,414	$2,243	$21,999	$2,591
Operating Ratio	89.7%	95.6%	89.9%	100.8%
Adj. Operating Ratio (1)	89.5%	95.3%	89.7%	97.7%

(1) Represents non-GAAP measures.

“For the quarter, Managed Freight’s freight revenue increased $42.5 million, or 89.2%, from the prior year quarter. Operating income for the Managed Freight segment was $9.3 million and adjusted operating income was $9.4 million, compared with $2.1 million and $2.2 million, respectively, in the third quarter of 2020. The operating ratio for the Managed Freight segment was 89.7% and adjusted operating ratio was 89.5%, compared with 95.6% and 95.3% in the third quarter of 2020, respectively. Managed Freight’s favorable results for the quarter were primarily attributable to the robust freight market, executing various spot rate opportunities and handling overflow freight from both Expedited and Dedicated truckload operations.

Warehousing Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s)	2021	2020	2021	2020
Freight Revenue	$15,525	$13,611	$46,244	$37,100
Operating Income	$427	$1,285	$2,565	$2,940
Adj. Operating Income (1)	$815	$1,672	$3,729	$4,239
Operating Ratio	97.3%	90.6%	94.5%	92.2%
Adj. Operating Ratio (1)	94.8%	87.7%	91.9%	88.6%

(1) Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased 14.1% versus the prior year quarter. The increase in revenue was primarily driven by the year over year impact of new customer business that began operations towards the end of the third quarter of 2020. Operating income for the Warehousing segment was $0.4 million and adjusted operating income was $0.8 million, compared with $1.3 million and $1.7 million, respectively, in the third quarter of 2020. Operating ratio for the Warehousing segment was 97.3% and adjusted operating ratio was 94.8%, compared with 90.6% and 87.7%, respectively, in the third quarter of 2020. The year-over-year decline in profitability with this segment is largely attributable to higher contract labor costs as a result of the resurgence of the COVID-19 pandemic and escalating real-estate costs for a newly leased facility.”

Modified Dutch Auction Tender Offer
During the third quarter of 2021, we initiated and completed a modified Dutch Auction tender offer to purchase up to $40.0 million of our Class A common stock at a price not less than $21.00 and not greater than $23.00 per share of Class A common stock.  The Company accepted for purchase a total of 86,132 shares, at a final purchase price of $23.00 per share. The total cost to the Company was approximately $2.0 million, excluding fees and expenses related to the tender offer.

Capitalization, Liquidity and Capital Expenditures
Tripp Grant, the Company’s Chief Accounting Officer, added the following comments: “At September 30, 2021, our total indebtedness, net of cash (“net indebtedness”), decreased by $90.3 million to approximately $62.8 million as compared to September 30, 2020. In addition, our net indebtedness to total capitalization decreased to 16.0% at September 30, 2021 from 32.7% at September 30, 2020.

“At September 30, 2021, we had cash and cash equivalents totaling $22.2 million. Under our ABL credit facility, we had no borrowings outstanding, undrawn letters of credit outstanding of $29.5 million, and available borrowing capacity of $80.5 million at September 30, 2021. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of September 30, 2021, no testing was required, and we do not expect testing to be required in the foreseeable future.

“Our net capital investment for the quarter used $0.4 million as compared to proceeds of $18.5 million for the prior year period.   The prior year period’s capital investment proceeds were unusually large as a result of our downsizing solo-driver refrigerated and less profitable irregular route operations in the second quarter of 2020. During the fourth quarter of 2021, we expect net capital expenditures to range from $5 million to $10 million, depending on the timing of the delivery of new equipment. As of September 30, 2021, we had $3.0 million in assets held for sale that we anticipate disposing before the conclusion of the year.  We are planning for sizable increases of capital expenditures spend in the future, as we return to a more normalized equipment replacement cycle. However, as a result of the constrained equipment market, we are uncertain if we will be able to acquire the planned quantity of equipment. The average age of our tractor fleet was 24 months at September 30, 2021 and is expected to grow moderately during the remainder of 2021. Due to the relatively new age of our tractor fleet and remaining unexpired warranty coverage for most of our tractors, we do not expect the percentage of our equipment being operated outside of warranty coverage to increase in any material respect beyond what we are experiencing with industry level wage and parts inflation.

“Based on our current capital structure and expected 2021 net capital expenditures, we have substantial flexibility to maintain moderate financial leverage and evaluate the full range of capital allocation alternatives, including internal growth, acquisitions, further debt paydown, and returning capital to our stockholders.”

Outlook
Mr. Parker concluded, “For the balance of 2021, our short-term focus will be to improve the profitability of our Dedicated segment and solidify longer term agreements with certain of our key Expedited and Brokerage customers. The freight environment and our new business pipeline are both currently robust, which we believe will support our commercial plan and offer growth opportunities. Potential headwinds include inefficiencies from re-engineering or replacing certain contracts, driver availability and cost, accident experience, the cost and volatility of claims, general inflation, and supply and demand factors for our customers and our industry.

“Over time, we expect our Managed Freight segment’s operating margin to gravitate toward the mid-single digits and Dedicated’s operating margin to gravitate toward the mid-to-high single digits and ultimately double digits.  Directionally the margin changes may offset each other to some extent as the freight and driver markets return to more balanced levels.

“For the longer term, we expect to continue the execution of our strategic plan, which consists of steadily and intentionally growing the percentage of our business generated by Dedicated, Managed Freight, and Warehousing segments, reducing unnecessary overhead, and improving our safety, service, and productivity. This will be a gradual process of diversifying our customer base with less seasonal and cyclical exposure, implementing more consistent contracts, and investing in systems, technology, and people to support the growth of these previously under-invested areas.  In addition, we will continue to evaluate organic and acquisition growth opportunities that deliver the required returns.  With diligence and accountability, we expect to grow our market share and make consistent progress and be a stronger, more profitable, and more predictable business with the opportunity for significant and sustained value creation.”

Conference Call Information
The Company will host a live conference call tomorrow, October 21st, 2021, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 800-338-4880 (U.S./Canada) and 800-756-3333 (International), access code 10318714.  An audio replay will be available for one week following the call at 877-919-4059, access code 56234055. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset-based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability.  In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

 (1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income (loss), and earnings (loss) per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted earnings (loss) per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted diluted earnings (loss) per share are not substitutes for operating income (loss), operating ratio, net income (loss), and earnings (loss) per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income (loss), and earnings (loss) per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted diluted earnings (loss) per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted earnings (loss) per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.   In this press release, statements relating to improving profitability in our Dedicated business, the future freight environment, future inflation, improving margins particularly in our Dedicated business, our ability to transition business to new customers, changes in our Managed Freight segment’s margins, our ability to execute our strategic plan, comparability of operating metrics, future benefits of our safety programs and driver recruitment and onboarding, future availability and covenant testing under our ABL credit facility, and expected fleet age, net capital expenditures, leverage, and capital allocation alternatives, expected profitability levels, driver compensation headwinds, insurance and claims volatility, availability of equipment, and equipment warranty coverages, as well as the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control including cost inflation and global supply chain disruption that could affect (i) the volume, pricing, and predictability of customer demand, (ii) the availability, pricing, and delivery schedule of equipment and parts, (iii) the availability and compensation of employees and third-party capacity providers, and (iv) other aspects of our business; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; An unfavorable development in the Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We may incur additional charges in connection with the disposition of substantially all of the operations and assets of TFS, which could have a material adverse effect on our results of operations, cash flows, available liquidity, and total indebtedness; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, if any; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and We could be negatively impacted by the COVID-19 outbreak or other similar outbreaks. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

Joey B. Hogan, President
JHogan@covenantlogistics.com

Tripp Grant, Chief Accounting Officer
TGrant@covenantlogistics.com

For copies of Company information contact:
Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended September 30,			Nine Months Ended September 30,
($s in 000s, except per share data)	2021	2020	% Change	2021	2020	% Change
Freight revenue	$250,255	$196,217	27.5%	$682,891	$565,362	20.8%
Fuel surcharge revenue	24,306	14,613	66.3%	68,884	47,971	43.6%
Total revenue	$274,561	$210,830	30.2%	$751,775	$613,333	22.6%
Operating expenses:
Salaries, wages, and related expenses	87,547	78,812		258,609	235,964
Fuel expense	26,174	18,061		75,368	59,264
Operations and maintenance	14,933	11,912		43,946	36,956
Revenue equipment rentals and purchased transportation	92,636	58,604		225,328	151,677
Operating taxes and licenses	2,687	2,979		8,232	9,555
Insurance and claims	11,023	13,317		28,437	40,491
Communications and utilities	947	1,306		3,325	4,657
General supplies and expenses	6,037	7,673		21,972	27,568
Depreciation and amortization	13,365	13,428		41,316	51,274
Gain on disposition of property and equipment, net	(871)	(2,073)		(3,683)	(7,048)
Impairment of long lived property & equipment	-	-		-	26,569
Total operating expenses	254,478	204,019		702,850	636,927
Operating income (loss)	20,083	6,811		48,925	(23,594)
Interest expense, net	724	1,935		2,175	5,917
Income from equity method investment	(3,230)	(1,176)		(9,572)	(971)
Income (loss) from continuing operations before income taxes	22,589	6,052		56,322	(28,540)
Income tax expense (benefit)	6,147	1,339		15,863	(7,000)
Income (loss) from continuing operations	16,442	4,713		40,459	(21,540)
Income from discontinued operations, net of tax	-	2,788		2,540	4,485
Net income (loss)	$16,442	$7,501		$42,999	$(17,055)
Basic earnings (loss) per share
Income (loss) from continuing operations	$0.98	$0.28		$2.40	$(1.24)
Income from discontinued operations	$-	$0.16		$0.15	$0.26
Net income (loss)	$0.98	$0.44		$2.55	$(0.98)
Diluted earnings (loss) per share
Income (loss) from continuing operations	$0.97	$0.27		$2.37	$(1.24)
Income from discontinued operations	$-	$0.16		$0.15	$0.26
Net income (loss)	$0.97	$0.43		$2.52	$(0.98)
Basic weighted average shares outstanding (000s)	16,782	17,134		16,832	17,435
Diluted weighted average shares outstanding (000s)	16,975	17,267		17,041	17,435

	Segment Freight Revenues
	Three Months Ended September 30,			Nine Months Ended September 30,
($s in 000's)	2021	2020	% Change	2021	2020	% Change
Expedited - Truckload	$72,959	$71,730	1.7%	$217,568	$222,036	(2.0%)
Dedicated - Truckload	71,699	63,281	13.3%	205,975	193,531	6.4%
Combined Truckload	144,658	135,011	7.1%	423,543	415,567	1.9%
Managed Freight	90,072	47,595	89.2%	213,104	112,695	89.1%
Warehousing	15,525	13,611	14.1%	46,244	37,100	24.6%
Consolidated Freight Revenue	$250,255	$196,217	27.5%	$682,891	$565,362	20.8%

	Truckload Operating Statistics
	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
Average freight revenue per loaded mile	$2.44	$2.01	21.4%	$2.27	$2.02	12.4%
Average freight revenue per total mile	$2.16	$1.83	18.0%	$2.02	$1.83	10.4%
Average freight revenue per tractor per week	$4,644	$4,065	14.2%	$4,438	$3,823	16.1%
Average miles per tractor per period	28,240	29,223	(3.4%)	85,609	81,775	4.7%
Weighted avg. tractors for period	2,370	2,527	(6.2%)	2,447	2,777	(11.9%)
Tractors at end of period	2,348	2,485	(5.5%)	2,348	2,485	(5.5%)
Trailers at end of period	5,346	6,259	(14.6%)	5,346	6,259	(14.6%)

	Selected Balance Sheet Data
($s in '000's, except per share data)	9/30/2021	12/31/2020
Total assets	$702,679	$676,716
Total stockholders' equity	$329,893	$290,642
Total indebtedness, net of cash	$62,840	$101,964
Net Indebtedness to Capitalization Ratio	16.0%	26.0%
Tangible book value per end-of-quarter basic share	$15.93	$13.03

Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)
(Dollars in thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
GAAP Presentation	2021	2020	bps Change	2021	2020	bps Change
Total revenue	$274,561	$210,830		$751,775	$613,333
Total operating expenses	254,478	204,019		702,850	636,927
Operating income (loss)	$20,083	$6,811		$48,925	$(23,594)
Operating ratio	92.7%	96.8%	(410)	93.5%	103.8%	(1,030)

Non-GAAP Presentation	2021	2020	bps Change	2021	2020	bps Change
Total revenue	$274,561	$210,830		$751,775	$613,333
Fuel surcharge revenue	(24,306)	(14,613)		(68,884)	(47,971)
Freight revenue (total revenue, excluding fuel surcharge)	250,255	196,217		682,891	565,362

Total operating expenses	254,478	204,019		702,850	636,927
Adjusted for:
Fuel surcharge revenue	(24,306)	(14,613)		(68,884)	(47,971)
Amortization of intangibles (2)	(1,152)	(1,152)		(3,456)	(3,945)
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-		-	(2,617)
Insurance policy erosion	-	(4,447)		-	(4,447)
Strategic restructuring adjusting items:
Gain on disposal of terminals, net	-	-		-	5,712
Impairment of real estate and related tangible assets	-	-		-	(9,790)
Impairment of revenue equipment and related charges	-	-		-	(17,604)
Restructuring related severance and other	-	(1,000)		-	(2,791)
Abandonment of information technology infrastructure	-	-		-	(1,048)
Contract exit costs and other restructuring	-	-		-	(695)
Adjusted operating expenses	229,020	182,807		630,510	551,731
Adjusted operating income	21,235	13,410		52,381	13,631
Adjusted operating ratio	91.5%	93.2%	(170)	92.3%	97.6%	(530)

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS (1)

(Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP Presentation - Net (loss) income	$16,442	$7,501	$42,999	$(17,055)
Adjusted for:
Amortization of intangibles (2)	1,152	1,152	3,456	3,945
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-	-	2,617
Insurance policy erosion	-	4,447	-	4,447
Strategic restructuring adjusting items:
Discontinued operations reversal of loss contingency (3)	-	(3,720)	(3,411)	(3,720)
Loss (gain) on disposal of terminals, net	-	-	-	(5,712)
Impairment of real estate and related tangible assets	-	-	-	9,790
Impairment of revenue equipment and related charges	-	-	-	17,604
Restructuring related severance and other	-	1,000	-	2,791
Abandonment of information technology infrastructure	-	-	-	1,048
Contract exit costs and other restructuring	-	-	-	695
Total adjustments before taxes	1,152	2,879	45	33,505
Provision for income tax expense at effective rate	(320)	(734)	74	(8,046)
Tax effected adjustments	$832	$2,145	$119	$25,459
Non-GAAP Presentation - Adjusted net income	$17,274	$9,646	$43,118	$8,404

GAAP Presentation - Diluted (loss) earnings per share ("EPS")	$0.97	$0.43	$2.52	$(0.98)
Adjusted for:
Amortization of intangibles (2)	0.07	0.07	0.21	0.23
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-	-	0.15
Insurance policy erosion and premium reinstatement expense	-	0.26	-	0.26
Strategic restructuring adjusting items:
Discontinued operations reversal of loss contingency(3)	-	(0.22)	(0.20)	(0.21)
Gain on sale of terminal, net	-	-	-	(0.33)
Impairment of real estate and related tangible assets	-	-	-	0.56
Impairment of revenue equipment and related charges	-	-	-	1.01
Restructuring related severance and other	-	0.06	-	0.16
Abandonment of information technology infrastructure	-	-	-	0.06
Contract exit costs and other restructuring	-	-	-	0.04
Total adjustments before taxes	0.07	0.17	0.01	1.91
Provision for income tax expense at effective rate	(0.02)	(0.04)	-	(0.46)
Tax effected adjustments	$0.05	$0.13	$0.01	$1.45
Non-GAAP Presentation - Adjusted EPS	$1.02	$0.56	$2.53	$0.47

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3) "Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)

(Dollars in thousands)	Three Months Ended September 30,
GAAP Presentation	2021					2020
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$85,289	$83,477	$168,766	$90,072	$15,723	$78,410	$71,104	$149,514	$47,595	$13,721
Total operating expenses	74,225	84,136	$158,361	$80,821	15,296	75,889	70,178	146,067	45,516	12,436
Operating income (loss)	$11,064	$(659)	$10,405	$9,251	$427	$2,521	$926	$3,447	$2,079	$1,285
Operating ratio	87.0%	100.8%	93.8%	89.7%	97.3%	96.8%	98.7%	97.7%	95.6%	90.6%

Non-GAAP Presentation
Total revenue	$85,289	$83,477	$168,766	$90,072	$15,723	$78,410	$71,104	$149,514	$47,595	$13,721
Fuel surcharge revenue	(12,330)	(11,778)	(24,108)	-	(198)	(6,680)	(7,823)	(14,503)	-	(110)
Freight revenue (total revenue, excluding fuel surcharge)	72,959	71,699	144,658	90,072	15,525	71,730	63,281	135,011	47,595	13,611

Total operating expenses	74,225	84,136	158,361	80,821	15,296	75,889	70,178	146,067	45,516	12,436
Adjusted for:
Fuel surcharge revenue	(12,330)	(11,778)	(24,108)	-	(198)	(6,680)	(7,823)	(14,503)	-	(110)
Amortization of intangibles (2)	-	(601)	(601)	(163)	(388)	-	(601)	(601)	(164)	(387)
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-	-	-	-	-	-	-	-	-
Strategic restructuring adjusting items:
Insurance policy erosion	-	-	-	-	-	(2,640)	(1,807)	(4,447)	-	-
Gain on disposal of terminals, net	-	-	-	-	-	-	-	-	-	-
Impairment of real estate and related tangible assets	-	-	-	-	-	-	-	-	-	-
Impairment of revenue equipment and related charges	-	-	-	-	-	-	-	-	-	-
Restructuring related severance and other	-	-	-	-	-	(531)	(469)	(1,000)	-	-
Abandonment of information technology infrastructure	-	-	-	-	-	-	-	-	-	-
Contract exit costs and other restructuring	-	-	-	-	-	-	-	-	-	-
Adjusted operating expenses	61,895	71,757	133,652	80,658	14,710	66,038	59,478	125,516	45,352	11,939
Adjusted operating income (loss)	11,064	(58)	11,006	9,414	815	5,692	3,803	9,495	2,243	1,672
Adjusted operating ratio	84.8%	100.1%	92.4%	89.5%	94.8%	92.1%	94.0%	93.0%	95.3%	87.7%

	Nine Months Ended September 30,
GAAP Presentation	2021					2020
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$251,139	$240,791	$491,930	$213,104	$46,741	$244,347	$218,833	$463,180	$112,695	$37,458
Total operating expenses	223,660	$243,420	$467,080	$191,594	$44,176	$256,192	$232,629	$488,821	$113,588	$34,518
Operating income (loss)	$27,479	$(2,629)	$24,850	$21,510	$2,565	$(11,845)	$(13,796)	$(25,641)	$(893)	$2,940
Operating ratio	89.1%	101.1%	94.9%	89.9%	94.5%	104.8%	106.3%	105.5%	100.8%	92.2%

Non-GAAP Presentation
Total revenue	$251,139	$240,791	$491,930	$213,104	$46,741	$244,347	$218,833	$463,180	$112,695	$37,458
Fuel surcharge revenue	(33,571)	(34,816)	$(68,387)	-	(497)	(22,311)	(25,302)	(47,613)	-	(358)
Freight revenue (total revenue, excluding fuel surcharge)	217,568	205,975	423,543	213,104	46,244	222,036	193,531	415,567	112,695	37,100

Total operating expenses	223,660	243,420	467,080	191,594	44,176	256,192	232,629	488,821	113,588	34,518
Adjusted for:
Fuel surcharge revenue	(33,571)	(34,816)	(68,387)	-	(497)	(22,311)	(25,302)	(47,613)	-	(358)
Amortization of intangibles (2)	-	(1,803)	(1,803)	(489)	(1,164)	-	(2,176)	(2,176)	(470)	(1,299)
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-	-	-	-	(977)	(862)	(1,839)	(778)	-
Strategic restructuring adjusting items:
Insurance policy erosion	-	-	-	-	-	(2,640)	(1,807)	(4,447)	-	-
Gain on disposal of terminals, net	-	-	-	-	-	3,035	2,677	5,712	-	-
Impairment of real estate and related tangible assets	-	-	-	-	-	(4,036)	(3,518)	(7,554)	(2,236)	-
Impairment of revenue equipment and related charges	-	-	-	-	-	(9,406)	(8,198)	(17,604)	-	-
Restructuring related severance and other	-	-	-	-	-	(1,483)	(1,308)	(2,791)	-	-
Abandonment of information technology infrastructure	-	-	-	-	-	(557)	(491)	(1,048)	-	-
Contract exit costs and other restructuring	-	-	-	-	-	(369)	(326)	(695)	-	-
Adjusted operating expenses	190,089	206,801	396,890	191,105	42,515	217,448	191,318	408,766	110,104	32,861
Adjusted operating income (loss)	27,479	(826)	26,653	21,999	3,729	4,588	2,213	6,801	2,591	4,239
Adjusted operating ratio	87.4%	100.4%	93.7%	89.7%	91.9%	97.9%	98.9%	98.4%	97.7%	88.6%

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

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